EXHIBIT 4.2


                           CERTIFICATE OF DESIGNATIONS


               SERIES G 6% CUMULATIVE CONVERTIBLE PREFERRED STOCK

                        SERIES H SPECIAL PREFERRED STOCK

               SERIES I 6% CUMULATIVE CONVERTIBLE PREFERRED STOCK

                        SERIES J SPECIAL PREFERRED STOCK

                                       OF

                            SHARED TECHNOLOGIES INC.


         SHARED TECHNOLOGIES INC., a Delaware corporation, certifies that pursuant to the authority expressly granted to the Board of Directors in Article FOURTH of the Corporation's Restated Certificate of Incorporation, the Board of Directors of the Corporation duly adopted the following resolution creating four series of Preferred Stock designated as Series G 6% Cumulative Convertible
Preferred Stock, Series H Special Preferred Stock, Series I 6% Cumulative Convertible Preferred Stock and Series J Special Preferred Stock:

         RESOLVED:         That this  Corporation  create and authorize  250,000
                           shares   of  Series  G  6%   Cumulative   Convertible
                           Preferred  Stock  and  200,000  shares  of  Series  H
                           Special Preferred Stock, each with the terms, rights and preferences as set forth in the Designation of Rights and Preferences, attached hereto as Exhibit A and Exhibit B, respectively, and made a part of these resolutions, and to be issued in accordance with the provisions of the Merger Agreement;

         RESOLVED:         That this  Corporation  create  and  authorize  up to
                           250,000 shares of Series I 6% Cumulative  Convertible
                           Preferred  Stock  and  200,000  shares  of  Series  J
                           Special Preferred Stock, each with the terms, rights and preferences as set forth in the Designation of Rights and Preferences, attached hereto as Exhibit C and Exhibit D, respectively, and made a part of these resolutions, and to be issued in accordance with the provisions of the Exchange Agreement;

         RESOLVED:         That in connection  with the  foregoing  resolutions,
                           each of the Chief Executive Officer and President, the Chief Financial Officer, Treasurer, any Vice
                           President and Secretary of this Corporation be, and each hereby is, authorized and directed, for and on behalf of this Corporation, to file such documents, including, but not limited to, the Designation of Rights and Preferences annexed hereto as

                           Exhibits A, B, C and D as are necessary with the Secretary of State of Delaware.

         IN WITNESS WHEREOF, said SHARED TECHNOLOGIES INC. has caused this Certificate of Designations of its Series G 6% Cumulative Convertible Preferred Stock, Series H Special Preferred Stock, Series I 6% Cumulative Convertible Preferred Stock and Series J Special Preferred Stock to be duly executed by its Senior Vice President and attested to by its Secretary and has caused its corporation seal to be affixed hereto as of the 8th day of March, 1996.


                                                     SHARED TECHNOLOGIES INC.


                                                     By:/s/ Vincent DiVincenzo
                                                        Vincent DiVincenzo,
                                                        Senior Vice President

(Corporation Seal)

ATTEST:


/s/ Kenneth M. Dorros
Kenneth M. Dorros, Secretary

                 Designation of Series H Special Preferred Stock


                  1. Designation; Rank. The series of Preferred Stock designated and known as "Series H Special Preferred Stock" shall consist of 200,000 shares, par value $.01 per share. Shares of the Special Preferred Stock shall, with respect to rights on liquidation, winding up and dissolution, rank senior to all classes of common stock of the Corporation (including, without limitation, the Common Stock, par value $.004 per share (the "Common Stock")), and each other class of capital stock or series of preferred stock hereafter created which does not expressly provide that it ranks on a parity with the Special Preferred Stock as to rights on liquidation, winding up and dissolution ("Junior Stock"), on a parity with the Series D Preferred Stock, Cumulative Convertible Preferred Stock and each other class of capital stock or series of preferred stock hereafter created which expressly provides that it ranks on a parity with the Special Preferred Stock as to rights on liquidation, winding up and dissolution ("Parity Stock"), and, junior to the Series C Preferred Stock and each other class of capital stock or series of preferred stock hereafter created which has been approved by the holders of the Special Preferred Stock in accordance with
Section 4 and which expressly provides that it ranks senior to the Special Preferred Stock as to rights on liquidation, winding up and dissolution ("Senior Stock").

                  2.       Dividends.

                  (a) The holders of the Special Preferred Stock shall not be entitled to receive any dividends.

                  3.       Liquidation, Dissolution or Winding Up.

                  (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Special Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, after and subject to the payment in full of all amounts required to be distributed to the holders of any Senior Stock but before any payment shall be made to the holders of any Junior Stock, and on a parity with any payment to the holders of Parity Stock, an amount equal to $100 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) (the "Original Liquidation Preference") plus with respect to any date after December 31, 1996, an amount (which amount, collectively with the Original Liquidation Preference, is hereinafter referred to as the "Liquidation Preference") equal to 5% per annum of the Original Liquidation Preference thereof calculated on a daily basis from January 1, 1996 to such date; provided that the maximum Liquidation Preference shall not exceed $30,000,000. If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Special Preferred Stock the full amount to which they shall be entitled, the holders of Special Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

                  (b) After the payment of all preferential amounts required to be paid to the holders of Senior Stock, Parity Stock and Special Preferred Stock upon the dissolution, liquidation or winding up of the Corporation, the holders of shares of Junior Stock then outstanding shall be entitled to receive the remaining assets and funds of the Corporation available for distribution to its stockholders.

                  (c) Written notice of such liquidation, dissolution or winding up, stating a payment date and the place where said payment shall be made, shall be given by mail, postage prepaid, or by telecopier, not less than 20 days prior to the payment date stated therein, to the holders of record of the Special Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation.

                  (d) Whenever the distribution provided for in this Section 3 shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation.

                  (e) For the purposes of this Section 3, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with one or more other corporations shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, unless such voluntary sale, conveyance, exchange or transfer shall be in connection with a plan of liquidation, dissolution or winding up of the business of the Corporation.

                  4.       Voting.

                  (a) Except as may be otherwise provided in these terms of the Special Preferred Stock or by law, the Special Preferred Stock shall not be entitled to vote.

                  (b) The Corporation shall not amend, alter or repeal the preferences, special rights or other powers of the Special Preferred Stock so as to affect adversely the Special Preferred Stock, without the written consent or affirmative vote of the holders of at least two-thirds of the then outstanding shares of Special Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class. For this purpose, without limiting the generality of the foregoing, the authorization or issuance of any series of Preferred Stock with preference or priority over the Special Preferred Stock as to the right to receive amounts distribut-able upon liquidation, dissolution or winding up of the Corporation shall be deemed to affect adversely the Special Preferred Stock, and the authorization or issuance of any series of Preferred Stock on a parity with the Special Preferred Stock as to the right to receive amounts distributable upon liquidation, dissolution or winding up of the Corporation shall be deemed not to affect adversely the Special Preferred Stock.

                  5.       Redemption.

                  (a) At any time and from time to time the Corporation may, at the option of its Board of Directors, redeem the Special Preferred Stock in the manner provided below, in whole or in part, at a redemption price equal to 100% of the Liquidation Preference thereof on the Redemption Date (as defined below).

                  (b) The Corporation shall redeem all outstanding shares of Special Preferred Stock on (x) the date which is 35 days after the occurrence of a Change of Control (as defined below) and, in any event, on (z) March 31, 2007 in each such case in the manner provided below at a redemption price equal to 100% of the Liquidation Preference thereof on the Redemption Date.

                  (c) On March 31 of each year, commencing with March 31, 1997, the Corporation shall redeem at a redemption price equal to 100% of the Liquidation Preference thereof on such Redemption Date an amount (the "Required Redemption Amount") of Special Preferred Stock equal to 50% of the amount, if any, by which the consolidated EBITDA (as defined below) of the Corporation and its subsidiaries exceeds the Threshold Amount set forth below for the immediately preceding year ended on

December 31. To the extent the Required Redemption Amount exceeds 50% of the sum (the "Income Limitation") of (i) the consolidated net income of the Corporation and its subsidiaries for the immediately preceding year ended on December 31 (without deducting therefrom any amounts on account of dividends paid or payable on any preferred stock or redemptions of any preferred stock of the Corporation, including, without limitation, the Convertible Preferred Stock, Special Preferred Stock and Series C and D classes of Preferred Stock of the Corporation) plus (ii) amounts attributable to the amortization of goodwill of the Corporation and its subsidiaries for such immediately preceding year, such excess amount shall be carried forward and be considered a Required Redemption Amount for the next succeeding year and for each year thereafter until paid.

       The Threshold Amount for each year shall be as follows:

               Year Ended                                           Threshold
               December 31,                                           Amount

                  1996.........................................    $47.0 million
                  1997.........................................     53.0 million
                  1998.........................................     57.5 million
                  1999.........................................     60.5 million
                  2000.........................................     63.5 million
                  2001.........................................     66.5 million
                  2002.........................................     69.5 million
                  2003.........................................     72.5 million
                  2004.........................................     75.5 million
                  2005.........................................     78.5 million
                  2006 and thereafter..........................     81.5 million

"EBITDA" means net income plus income taxes, interest expense, depreciation and amoritization. In the event that the Corporation or any subsidiary sells or disposes of any material asset or business ("material" meaning having a value of $250,000 or more), the Threshold Amount for each year thereafter as set forth above shall be reduced by the amount of EBITDA attributable to such asset or business for the four fiscal quarters immediately preceding such sale or disposition. All accounting terms used in this paragraph (c) shall be determined in accordance with generally accepted accounting principles consistently applied as in effect in the United States from time to time.

                  (d)  At  least  30  days  prior  to the  date  fixed  for  any redemption of Special Preferred Stock (hereinafter referred to as the "Redemption Date"), written notice (the "Redemption Notice") shall be mailed, by first class or registered mail, postage prepaid, to each holder of record of Special Preferred Stock to be redeemed, at its address last shown on the records of the transfer agent of the Special Preferred Stock (or the records of the Corporation, if it serves as its own transfer agent). The Redemption Notice shall state:

                  (1) whether  the  redemption  is  pursuant to Section  (5)(a),
         (5)(b)(x), (5)(b)(z) or 5(c) hereof;

                  (2) the redemption price thereof;

                  (3) whether all or less than all the outstanding shares of the Special Preferred Stock redeemable thereunder are to be redeemed and the total number of shares of such Special Preferred Stock being redeemed;

                  (4) the number of shares of Special Preferred Stock held, as of the appropriate record date, by the holder that the Corporation intends to redeem;

                  (5) the date fixed for redemption (the "Redemption Date"); and

                  (6) that the holder is to surrender to the Corporation, at the place or places where certificates for shares of Special Preferred Stock are to be surrendered for redemption, in the manner and at the price designated, his certificate or certificates representing the shares of Special Preferred Stock to be redeemed.

                  (e) Each Holder of Special Preferred Stock shall surrender the certificate or certificates representing such shares of Special Preferred Stock to the Corporation, duly endorsed, in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full redemption price for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired and shall not under any circumstances be reissued. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                  (f) Unless the Corporation defaults in the payment in full of the redemption price the holders of such redeemed shares shall cease to have any further rights with respect thereto on the Redemption Date, other than the right to receive the redemption price with respect thereto, without interest.

                  (g) In the event of any redemption of only a part of the then outstanding Special Preferred Stock, the Corporation shall effect such redemption pro rata among the holders thereof based on the number of shares of Special Preferred Stock held by such holders on the date of the Redemption Notice.

                  (h) The occurrence of any of the following events will constitute a "Change of Control" for purposes of this Section 5:

                    (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than one or more Permitted Holders (as defined below), is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act except that for purposes of this clause (i) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 30% of the total voting power of the Voting Stock (as defined below) of the Corporation; provided, however, that the Permitted Holders beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Corporation than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Corporation (for the purposes of this clause (i), a person shall be deemed to beneficially own any Voting Stock of a specified corporation held by another corporation (the "parent corporation"), if such other person is the beneficial owner (as defined in this clause (i) above), directly or indirectly, of more than 30% of the voting power of the Voting Stock of such parent corporation and the Permitted Holders beneficially own (as defined in this clause (i) above), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent corporation);

                   (ii) during any two consecutive 365-day periods, individuals who at the beginning of such period constituted the Board of Directors of the Corporation (together with any new directors whose election by the Board of Directors of the Corporation or whose nomination for election by the shareholders of the Corporation was approved by a vote of 66-2/3% of the directors of the Corporation then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Corporation then in office; or

                  (iii) the merger or consolidation of the Corporation with or into another Person or the merger of another Person with or into the Corporation, or the sale of all or substantially all the assets of the Corporation to another Person (other than a Person that is controlled by the Permitted Holders), and, in the case of any such merger or consolidation, the securities of the Corporation that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Corporation are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation and have the immediate right to appoint a majority of the Board of Directors of the surviving corporation.

                  "Permitted Holders" means Jeffrey J. Steiner and his respective "associates" (as defined in Rule 12b-2 under the Exchange Act as in effect on March 13, 1996, except that a person shall not be an "associate" for purposes of this definition solely because such person comes within the definition of such term in clause (a) of such Rule) or their respective Affiliates.

                  "Affiliate" of any specified  person or entity means any other person or entity, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified person or entity. For the purposes of this definition, "control" when used with respect to any person or entity means the power to direct the management and policies of such person or entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

                  "Voting Stock" means, with respect to any person, securities of any class or classes of capital stock in such person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors or other governing body of such person.

                  6.       Certain Restrictions.

                  (a) No dividends or other distributions shall be declared or paid, set apart for payment or otherwise made on any Junior Stock or Parity Stock for any period and no shares of any Junior Stock or Parity Stock shall be redeemed or otherwise repurchased unless on the date such dividend shall be declared, paid, set apart for payment or otherwise made or the date of such redemption or repurchase, as the case may be, the Corporation shall have made all payments required to be made by it pursuant to Section 5 and otherwise be in compliance with all of its obligations hereunder.

                  (b) The Corporation shall not create or permit to exist any contractual restriction which would restrict in any way the Corporation's ability to make required payments on the Special Preferred Stock or the Series C Preferred Stock.